PRESS RELEASE          Contact: Carrizo Oil & Gas, Inc.
                                B. Allen Connell, Director of Investor Relations Paul F. Boling, Chief Financial Officer
                                (281) 496-1352

CARRIZO OIL & GAS, INC. announces third QUARTER production up 9% over third quarter 2002 and updates drilling results

HOUSTON, November 4, 2003 - Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) today announced the operating results for the third quarter of 2003. In Texas and Louisiana, the Company participated in the drilling of six gross exploratory wells, five of which were successful, resulting in an 83 percent apparent success rate for the quarter. Two of these successful wells have been completed and three wells are in the process of being completed. Drilling operations are currently underway on seven additional wells. Since the beginning of the year, Carrizo has now drilled 22 wells, 19 of which have been successful for an apparent 86% success rate.

Production during the third quarter of 2003 was estimated to be 1.99 Bcfe, or nine percent above the 1.82 Bcfe of production in the third quarter of 2002. Third quarter 2003 production was up 20 percent from the previous quarter.

Estimated production during the nine months of 2003 has reached a record level of 5.6 Bcfe, or ten percent above the 5.1 Bcfe of production in the nine months of 2002.

Natural gas comprised 68 percent of total third quarter 2003 production equivalent. The Company estimates that third quarter 2003 sales prices averaged approximately $5.21 per Mcf and $29.15 per barrel. These prices include the effects of hedging activities, which resulted in a reduction of the realized price of natural gas sold by $0.08 per Mcf and increased the price of oil sold by less than $0.01 per barrel. The oil sales price reflects the large volume of condensate production relative to total oil production.

Operating highlights during the third quarter of 2003 and recent activity included the following:

o On October 23, 2003 Carrizo spud the Beachhouse #2, a 12,350 foot follow-up exploratory well near the Company's successful Beachhouse #1 well in Chambers County, Texas. Carrizo is the operator and owns a 25 percent working interest in this well. The "Beachhouse #1" well commenced production on August 15, 2003 at a rate of 10,655 Mcf of natural gas and 1,375 barrels of oil (18,905 Mcfe) per day. Carrizo is the operator of the well and owns a 28.79 percent working interest.

o The "Pauline Huebner A-382 #2" well ("Huebner #2") in the Company's Providence Field in Matagorda County, Texas, was dually completed on August 29, 2003. The estimated combined production of the two zones reached a rate of 1,000 barrels of oil and 2,300 Mcf of natural gas (8,300 Mcfe) per day. The well is currently producing at a rate of 2,450 Mcfe per day. Carrizo operates the well and has an average of approximately 50 percent working interest. Carrizo is evaluating plans to drill two additional wells in the Providence Field.


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The La Terre 33 #1 well in Terrebonne Parish, Louisiana, one of Carrizo's potential high impact wells, reached a total depth ("TD") of 15,000 feet. Logs indicate that the potential pay intervals are too tight for commercial production and accordingly, the well will be plugged and abandoned.

Carrizo currently has seven rigs drilling, six in Texas and one well in southeast Louisiana, the Shady Side #1 well in St. Mary Parish, Louisiana (expected to reach TD and be logged within a week). All of these wells are expected to reach TD during the fourth quarter of 2003. We expect to spud two additional wells shortly.

Carrizo Oil & Gas, Inc., is a Houston-based energy company engaged in the exploration, development, exploitation and production of oil and natural gas in proven onshore trends primarily along the Texas and Louisiana Gulf Coast regions. Carrizo controls significant prospective acreage blocks and utilizes advanced 3-D seismic techniques to identify potential oil and gas reserves and drilling opportunities.

Statements in this news release, including but not limited to those relating to the Company's or management's intentions, beliefs, expectations, hopes, projections, assessment of risks, estimations, plans or predictions for the future including potential effects or timing, timing of completion and drilling of wells and other statements that are not historical facts are forward looking statements that are based on current expectations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward looking statements include the results and dependence on exploratory drilling activities, operating risks, oil and gas price levels, land issues, availability of equipment, weather and other risks described in the Company's Form 10-K for the year ended December 31, 2002 and its other filings with the Securities and Exchange Commission.
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